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                                                                    EXHIBIT 99.1

                                                         [PIONEER STANDARD LOGO]

FOR IMMEDIATE RELEASE

         For more information contact:      Phyllis J. Proffer
                                            Vice President of Investor Relations
                                            440/720-8905

       PIONEER-STANDARD COMPLETES SALE OF ELECTRONIC COMPONENTS DIVISION;
          ENTERPRISE COMPUTER SYSTEMS BUSINESS TO DRIVE FUTURE GROWTH

-  ELECTRONIC COMPONENTS DIVISION SOLD

-  TO ARROW ELECTRONICS PROCEEDS OF $265 MILLION RELATED TO THE DIVESTITURE

- PIONEER-STANDARD POSITIONED TO GROW ITS ENTERPRISE COMPUTER SYSTEMS BUSINESS AND REDUCE DEBT

CLEVELAND, Mar 3, 2003 -- PIoneer-Standard today announced that it has completed the sale of its electronic components division to Arrow Electronics, Inc.. The companies jointly announced the agreement on January 14, 2003, when Pioneer-Standard also announced its strategic transformation to focus solely on its growth prospects as an enterprise computer systems company. The pre-tax proceeds of approximately $265 million related to the divestiture will include approximately $240 million in cash from Arrow, subject to adjustment on the basis of an audit of the assets and liabilities being sold, and the return of inventory to certain suppliers for cash of approximately $25 million.

"With the conclusion of this transaction, we are more strongly positioned to fund growth in the enterprise computer systems business and opportunistically reduce our debt," said Arthur Rhein, president and chief executive officer. "This will enable us to deliver higher levels of sustained profitability and enhanced shareholder value beginning in fiscal 2004."

The Company noted that the sale includes substantially all of the assets of Pioneer-Standard's former electronic components division, with the exception of the division's owned and leased property, plant and equipment. Pioneer-Standard will dispose of these assets and anticipates receiving cash in the range of $8 to $12 million for these assets.

The Company will file the required Form 8-K with the Securities and Exchange Commission on or before March 17, 2003, which will include pro forma statements reflecting the divestiture of the electronic components distribution business, along with the purchase agreement. At the time of the Form 8-K filing, the Company will also publicly release updated guidance for its fiscal 2003 fourth quarter, as appropriate.

Forward-Looking Language

Portions of this release, particularly the statements made by management and those included in the Business Outlook section, are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are subject to important factors and uncertainties which are difficult to predict and, in many instances, are beyond the control of the Company. As a result, Pioneer-Standard's actual results could differ materially from those expressed in or implied by such forward-looking statements. These factors and uncertainties include risks and uncertainties associated with the Company's ongoing divestiture activities and any potential acquisition activities, as well as those risks and uncertainties referenced in the Company's other reports and statements filed with the Securities and Exchange Commission, including the risk factors set forth in the Company's Annual Report on Form 10-K.